EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 16, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Laredo Petroleum, Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Laredo Petroleum, Inc. on Form S-3 (File No. 333-209887, effective March 2, 2016) and on Form S-8 (File No. 333-178828, effective December 30, 2011 and File No. 333-211610, effective May 25, 2016).

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
February 16, 2017